UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2008

PACIFICNET INC.
(Exact name of registrant as specified in charter)

Delaware	000-24985	91-2118007
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

c/o PacificNet Inc.
23/F, Tower A, TimeCourt, No.6 Shuguang Xili,
Chaoyang District, Beijing, China 100028
 (Address of Principal Executive Offices) (Zip Code)

011-86-10-59225000
 (Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

As previously reported by PacificNet Inc. (NASDAQ: PACT) (the “Company” or “PacificNet”),on a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 2008, Ziria Enterprises Limited did not deliver to PacificNet the share certificates of Emperor Holdings Limited, the legal owner of Octavian International Limited.  As a result of Ziria’s failure to deliver the share certificates, which was a condition to closing the acquisition of Octavian, on May 21, 2008, the Company, Ziria, PacificNet Games International Corporation, Octavian and Emperor Holdings Limited terminated the agreement to acquire Octavian.  Under the acquisition agreement, if the transaction had been consummated, PacificNet was obligated to issue, in the aggregate, 2,330,000 restricted shares of PACT representing approximately 19.5% of PacificNet's outstanding shares and cash of up to $18,900,000 , which would have been paid upon the completion of certain net profit performance targets.

There is no material relationship between PacificNet or its affiliates and any of the parties other than in respect of the acquisition.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 21, 2008, the Company received a letter (the “Deficiency Letter”), from The Nasdaq Stock Market that it has not received the Company’s Form 10-Q for the period ended March 31, 2008, as required by Marketplace Rule 4310(c)(14).  This serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market and will be considered by the Nasdaq Listing Qualifications Panel (the “Panel”) in rendering a determination regarding the Company’s continued listing on The Nasdaq Global Market.  Nasdaq Marketplace Rule 4310(c)(14) requires the Company to file all required reports with Nasdaq on or before the date they are required to be filed with the Securities and Exchange Commission.

The Company may present its views with respect to this additional deficiency at its Panel hearing scheduled for June 12, 2008. In the event the Company fails to address the deficiency reflected in the Deficiency Letter, the Panel will consider the record as presented at the hearing and will make its determination with respect to continued listing of the Company’s securities based upon that information. There can be no assurance that the Panel will grant the Company’s request for continued listing.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As a result of the failure of the Octavian acquisition to be consummated and the termination of the acquisition agreement, on May 21, 2008, Mr. Harmen Brenninkmeijer, Chief Executive Officer of Octavian, resigned as a member of the Board of Directors of PacificNet.  It was a condition to the closing of the acquisition of Octavian that Mr. Brenninkmeijer be appointed to the Board of Directors.  There was no disagreement between Mr. Brenninkmeijer and PacificNet on any matter relating to PacificNet’s operations, policies or practices.

On May 28, 2008, Mr. Ho Man (Mike) Poon resigned from the Board of Directors of PacificNet to engage in other professional ventures. There was no disagreement between Mr. Poon and PacificNet on any matter relating to PacificNet’s operations, policies or practices.

Safe Harbor Statement

This Company's announcement may contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, fluctuations in quarterly operating results and PacificNet’s ability to maintain its continued listing on Nasdaq. Further information regarding these and other risks is included in PacificNet's Form 10-Q and 10-K and other filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICNET INC. By: /s/ Victor Tong Name: Victor Tong Title: President Dated: May 28, 2008